JEFFERSON SMURFIT CORPORATION

                         8182 Maryland Avenue
                         St. Louis, MO  63105
                                                   April 1, 1996

Dear Stockholder:

     You are cordially invited to attend our Company's 1996 Annual Meeting of Stockholders which will be held on Thursday, May 9, 1996, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134. The formal Notice of Annual Meeting of Stockholders and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting.

       Your vote is important and your shares should be represented at the meeting whether or not you are personally able to attend.
Accordingly, you are requested to mark, sign, date and return the accompanying proxy promptly.

       On behalf of the Board of Directors, thank you for your continued support of Jefferson Smurfit Corporation.

                                          Sincerely,



                                          Michael W.J. Smurfit
                                          Chairman of the Board

                                  FRONT



       This proxy will be voted "FOR" items 1, 2, and 3 if no instruction to the contrary is indicated. If any other business is presented at the meeting, this proxy will be voted in accordance with the recommendation of Management. Please date, sign and mail this proxy in the enclosed envelope. No postage is required.



                             Dated________________________________, 1996




                              Please sign name or names exactly as
                              appearing on this proxy.  If signing
                              as a representative,
                              please include capacity.

                                 BACK

COMMON STOCKHOLDERS
PROXY                    JEFFERSON SMURFIT CORPORATION
                           Annual Meeting May 9, 1996


    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned stockholder of Jefferson Smurfit Corporation, a Delaware corporation, appoints JAMES E. TERRILL, JOHN R. FUNKE and MICHAEL E. TIERNEY, or any of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 , on May 9, 1996 at 1:00 p.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

1.  Election of Directors:
[  ]  FOR all nominees listed below  [  ] WITHHOLD AUTHORITY to
      (except as marked to the            vote for all nominees
      contrary below)                     listed below.

      Alan E. Goldberg, Howard E. Kilroy and James R. Thompson

    INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.




2.  Ratification of the appointment of Ernst & Young LLP as
    independent auditors for the Company for 1996.
     [  ]   FOR      [  ]     AGAINST     [  ]     ABSTAIN

3.  Adoption of the Company's Management Incentive Plan.
    [  ]     FOR    [  ]     AGAINST     [  ]     ABSTAIN


4. On any other matter that may be submitted to a vote of stockholders.


(YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY
PROMPTLY)

                  JEFFERSON SMURFIT CORPORATION
            Notice of Annual Meeting of Stockholders
                    To Be Held on May 9, 1996


      NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), will be held on Thursday, May 9, 1996, at 1:00 p.m. local time at the Stouffer Renaissance St. Louis Hotel, 9801 Natural Bridge Road, St. Louis, Missouri 63134 to act upon the following matters which are described more fully in the accompanying Proxy Statement:

    1. The election of three directors for terms of office expiring at the annual meeting of stockholders in 1999;

    2. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 1996;

    3.    Adoption of the Company's Management Incentive Plan; and

    4. Such other business as may properly come before the meeting and/or any adjournment thereof.

    All stockholders of record at the close of business on March 11, 1996 are entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof.

    The Board of Directors of the Company has authorized the solicitation of proxies. Unless otherwise directed, the proxies will be voted FOR the election of the nominees listed in the attached Proxy Statement to be members of the Board of Directors of the Company; FOR the ratification of the appointment of independent auditors of the Company for 1996; FOR the adoption of the Company's Management Incentive Plan and, on any other business that may properly come before the Annual Meeting, as the named proxies in their best judgment shall decide.

    Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E.
Tierney, Secretary of the Company, in writing at 8182
Maryland Avenue, St. Louis, Missouri 63105, prior to the
Annual Meeting, and if you attend the Annual Meeting you may revoke your proxy if previously submitted and vote in person by notifying the Secretary of the Company at the Annual
Meeting.

                                       By Order Of The Board Of Directors


                                        Michael E. Tierney
                                        Secretary
St. Louis, Missouri
April 1, 1996

                      JEFFERSON SMURFIT CORPORATION

                              Proxy Statement
                  For 1996 Annual Meeting of Stockholders

                    GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Jefferson Smurfit Corporation, a Delaware corporation (the "Company"), 8182 Maryland Avenue, St. Louis, Missouri 63105, for use at the 1996 Annual Meeting of Stockholders to be held on Thursday, May 9, 1996 (the "Annual Meeting"). The Board of Directors of the Company urges that your proxy be executed and returned promptly in the enclosed envelope. Any stockholder submitting a proxy may revoke such proxy at any time prior to its exercise by notifying Michael E. Tierney, Secretary of the Company, in writing, prior to the Annual Meeting. Any stockholder attending the Annual Meeting may revoke his proxy and vote personally by notifying the Secretary of the Company at the Annual Meeting. Only stockholders of record at the close of business on March 11, 1996 will be entitled to notice of, and to vote at, the Annual Meeting and/or any adjournment thereof. At the close of business on March 11, 1996, the Company had 110,989,156 outstanding shares of common stock (the "Common Stock").
Each share of Common Stock entitles the holder thereof to one vote.

    If the accompanying proxy card is signed and returned, the shares represented thereby will be voted in accordance with the directions on the proxy card. Unless a stockholder specifies otherwise therein, the proxy will be voted in favor of the election of the three nominees to the Board of Directors of the Company named below, in favor of ratifying the appointment of Ernst & Young LLP as independent auditors for the Company for 1996 and in favor of adopting the Company's Management Incentive Plan. The presence in person or by proxy of a majority of the voting power represented by outstanding shares of the Common Stock (55,494,579 shares) will constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected by a plurality of the voting power represented at the meeting and ratification of the appointment of independent auditors and the adoption of the Company's Management Incentive Plan will be determined by the affirmative vote of the majority of the voting power represented and entitled to vote at the meeting. In the election of directors, abstentions and broker non-votes will not affect the outcome except in determining the presence of a quorum and in the sense that they do not contribute to reaching the number of votes required for approval. An instruction to "abstain" from voting on the proposal to ratify the appointment of independent auditors and the adoption of the Company's Management Incentive Plan will be treated as shares present and will have the same effect as a vote against the proposals. Broker non-votes will not be considered "entitled to vote" on the proposal to ratify the appointment of independent auditors and the proposal relating to the Management Incentive Plan;
therefore, broker non-votes will have no effect on the number of affirmative votes required to adopt such proposals.

   As noted under the "Principal Stockholders" section herein, as of the close of business on March 11, 1996, Smurfit International B.V., an entity organized under the laws of The Netherlands ("SIBV"), and its subsidiaries was the owner of approximately 46.5% of the outstanding Common Stock and The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and certain related entities (together, the "MSLEF II Associated Entities") were the owner of approximately 28.7% of the outstanding Common Stock. SIBV and the MSLEF II Associated Entities, acting together, by reason of their ownership of Common Stock, have sufficient votes, without any additional votes, to elect the three nominees named herein, to ratify the appointment of independent auditors, to adopt the Company's Management Incentive Plan and to approve or defeat any other action or proposal to be taken or made at the Annual Meeting which requires the approval of a plurality or a majority of the votes represented by outstanding shares of the Common Stock. SIBV and the MSLEF II Associated Entities, which are parties to a Stockholders Agreement dated May 3, 1994 (the "Stockholders Agreement"), have advised the Company that they are obligated to vote their respective shares of Common Stock FOR the three nominees of the Board of Directors named herein, and that they intend to vote their respective shares of stock FOR the ratification of the appointment of independent auditors and FOR the adoption of the Company's Management Incentive Plan. SIBV is an indirect wholly-owned subsidiary of Jefferson Smurfit Group plc, a public corporation organized under the laws of the Republic of Ireland ("JS Group"), which, through its subsidiaries, is principally an integrated manufacturer and converter of paper and board. MSLEF II is a Delaware limited partnership investment fund formed to make investments in industrial and other companies. See "Principal Stockholders" and "Certain Transactions."

    This Proxy Statement and the enclosed proxy card are being mailed to the stockholders of the Company on or about April
1, 1996.

           PROPOSAL 1  -  ELECTION OF DIRECTORS

    The Board of Directors of the Company currently consists of eight directors. The directors are classified into three groups: three directors having terms expiring at the forthcoming Annual Meeting; two directors having terms expiring in 1997; and three directors having terms expiring in 1998.

    Set forth below is information concerning the three nominees for directorships having terms expiring at the forthcoming 1996 Annual Meeting. Alan E. Goldberg, Howard E. Kilroy and James R. Thompson are the nominees of the Board of Directors of the Company to fill these directorships. Such nominations were made pursuant to the terms of the Stockholders Agreement. For purposes of the Stockholders Agreement, Alan E. Goldberg has been designated as a nominee by MSLEF II, and Howard E. Kilroy and James R. Thompson have been designated as nominees by SIBV. The Board of Directors of the Company recommends a vote FOR these three nominees.
If elected, each nominee will serve until the 1999 annual election of directors or until his successor is duly elected and qualified, or until his earlier death, resignation or removal. Alan E. Goldberg, Howard E. Kilroy and James R. Thompson are presently members of the Board of Directors of the Company and have been approved unanimously by the Board of Directors of the Company for re-election. If any of the nominees are unavailable for election, an event which the Board of Directors of the Company does not presently anticipate, the persons named in the enclosed proxy intend to vote the proxies solicited hereby FOR the election of such other nominee or nominees, if any, as they may select. Also set forth below is information concerning directors whose terms are not expiring this year.

Nominees for Directors to be Elected at the 1996 Annual Meeting

Name and Year
First Elected
  Director              Principal Occupation and Other Information


Alan E. Goldberg        Mr. Goldberg, 41, joined Morgan Stanley &
1989                    Co. Incorporated ("MS&Co.") in 1979 and
                        has been a member of MS&Co.'s Merchant
                        Banking Division since its formation in
                        1985 and a Managing Director of MS&Co.
                        since 1988.  Mr. Goldberg is a Director
                        and a Vice Chairman of Morgan Stanley
                        Capital Partners III, Inc. ("MSCP III,
                        Inc.") and The Morgan Stanley Leveraged
                        Equity Fund II, Inc. ("MSLEF II, Inc.").
                        Mr. Goldberg also serves as a Director of Amerin Guaranty Corporation, CIMIC
                        Holdings Limited, Centre Cat Limited,
                        Hamilton Services Limited and Risk
                        Management Solutions, Inc.


Howard E. Kilroy        Mr. Kilroy, 60, was Chief Operations
1989                    Director of JS Group from 1978 until March
                        1995 and President of JS Group from
                        October 1986 until March 1995. He was a member of the Supervisory Board of SIBV from January 1978 to January 1992. He was
                        Senior Vice President of the Company for over 5 years. He retired from his executive positions with JS Group and the Company at the end of March 1995, but remains a Director of JS Group and the Company. In addition, he is Governor
                        (Chairman) of Bank of Ireland and a
                        Director of CRH plc.

James R. Thompson       Mr. Thompson, 59, is Chairman of Winston &
1994                    Strawn, a law firm that regularly
                        represents the Company on numerous
                        matters.  He served as Governor of the
                        State of Illinois from 1977 to 1991.  Mr.
                        Thompson serves as a Director of FMC
                        Corporation, the Chicago Board of Trade,
                        Inc., International Advisory Council of the Bank of Montreal, Prime Retail, Inc.,
                        Pechiney International, Wackenhut
                        Corrections Corporation, Hollinger
                        International, Inc. and Union Pacific
                        Resources, Inc.


                        Members of the Board of Directors
                        Continuing in Office with Terms Expiring in 1997

 Name and Year
 First Elected
   Director              Principal Occupation and Other Information


Donald P. Brennan        Mr. Brennan, 55, is an Advisory Director
1989                     of MS&Co.  He was a Managing Director of
                         MS&Co. from 1984 to February 1996,
                         responsible for MS&Co.'s Merchant
                         Banking Division. Mr. Brennan serves as a Director of Fort Howard Corporation and SITA Telecommunications Holdings
                         N.V.


Michael W.J. Smurfit     Dr. Smurfit, 59, has been Chairman and
1989                     Chief Executive Officer of JS Group
                         since 1977.  Dr. Smurfit has been
                         Chairman of the Board of the Company
                         since 1989.  He was Chief Executive
                         Officer of the Company prior to July
                         1990.


                         Members of the Board of Directors
                         Continuing in Office with Terms Expiring in 1998


 Name and Year
 First Elected
   Director              Principal Occupation and Other
                         Information


G. Thompson Hutton       Mr. Hutton, 40, has been President and
1994                     Chief Executive Officer of Risk
                         Management Solutions, Inc., an
                         information services company based in
                         Menlo Park, California, since 1991.
                         Prior to that he was a management
                         consultant with McKinsey & Company, Inc.
                         from 1986 to 1991.  He also serves as a
                         Trustee for Colorado Outward Bound
                         School.

David R. Ramsay          Mr. Ramsay, 32, joined MS&Co. in 1989 and
1989                     is a Vice President of MS&Co.'s
                         Merchant Banking  Division. Mr. Ramsay
                         also serves as a Director of ARM
                         Financial Group Inc., Integrity Life
                         Insurance Company, National Integrity
                         Life Insurance Company, Consolidated
                         Hydro, Inc., Hamilton Services Limited,
                         Risk Management Solutions, Inc. and PSF
                         Finance Holdings, Inc.


James E. Terrill         Mr. Terrill, 62,  was named President and
1994                     Chief Executive Officer of the Company
                         in February 1994.  He served as
                         Executive Vice President - Operations of the Company from August 1990 to February
                         1994. He also served as Executive Vice
                         President of Smurfit Newsprint
                         Corporation ("SNC") from February 1993
                         to February 1994 and was President of
                         SNC from February 1986 to February 1993.

                BOARD AND BOARD COMMITTEE MEETINGS,
                COMMITTEE FUNCTIONS AND COMPOSITION

       Each non-employee director receives as compensation for serving on the Board of Directors an annual fee of $35,000, a fee of $2,000 for attendance at each meeting in excess of four meetings per year and travel expenses in connection with attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation by reason of their membership on, or attendance at, meetings of the Board. The Board of Directors held five meetings in 1995.

       The Board of Directors has appointed an Audit Committee, a Compensation Committee and an Appointment Committee. The number of meetings held by these committees, their functions and the members of the Board serving on such committees are set forth below.

       The Audit Committee is responsible for making recommendations to the Board of Directors regarding the independent auditors to be appointed for the Company, meeting with the independent auditors, the manager of internal audit and other corporate officers to review matters relating to corporate financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls and the scope of the audits of the independent auditors and internal auditors and reviewing and reporting on
the results of such audits to the Board of Directors.   The
members of the Audit Committee are Messrs. Kilroy, Goldberg and Thompson. The Audit Committee held two meetings during 1995.

       The Compensation Committee is responsible for administering stock-based compensation programs (including the Company's 1992 Stock Option Plan and the Management Incentive Plan) for all participants in such programs and determining other compensation (including fringe benefits) of the Chief Financial Officer of the Company, officers and employees of the Company who are directors of the Company (other than the Chief Executive Officer) and all officers and employees of the Company whose principal employer is JS Group (including Dr. Smurfit). The Board of Directors is responsible for approving awards under any nonstock-based programs. The members of the Compensation Committee are Messrs. Brennan, Goldberg and Ramsay. The Compensation Committee held one meeting during 1995.

         The Appointment Committee is responsible for determining the compensation (including fringe benefits but excluding compensation awarded pursuant to executive compensation programs) of those officers of the Company whose compensation is not determined by the Compensation Committee. The members of the Appointment Committee are Dr. Smurfit and Messrs. Kilroy, Terrill and Goldberg. [Mr. Terrill abstains from votes concerning his own compensation.] The Appointment Committee held two meetings in 1995.

              PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners

       The table below sets forth certain information regarding the beneficial ownership of the Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company's voting stock as of March 11, 1996. Except as set forth below, the stockholders named below have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them.

                                                                     Amount and
                                                                     Nature of                    Percent of
Name and Address of                                                  Beneficial                     Common
 Beneficial Owner                                                    Ownership                       Stock

SIBV                                                                 51,638,462                     46.5%
 Smurfit International B.V.
 Strawinskylaan 2001
 Amsterdam 1077ZZ, The Netherlands
 Attention: Rokin Corporate Services B.V.

MSLEF II Associated Entities                                         31,800,000                     28.7%
 c/o Morgan Stanley & Co. Incorporated
 1221 Avenue of the Americas
 New York, NY  10020
 Attention:  Alan E. Goldberg

Mellon Bank, N.A., as Trustee for
First Plaza Group Trust <F1>                                          5,000,000                      4.5%
 One Mellon Bank Center
 Pittsburgh, PA  15258

<F1>     Amounts shown exclude shares of Common Stock owned by
         MSLEF II, of which First Plaza Group Trust is a limited partner. If MSLEF II were to distribute its shares of Common Stock to its partners, First Plaza Group Trust would receive a number of shares based on its pro rata ownership of MSLEF II.

Security Ownership of Management

     The table below sets forth certain information regarding the beneficial ownership of the Common Stock as of February
9, 1996 for (i) each of the directors and nominees for director, (ii) each of the Named Executive Officers (as defined below), and (iii) all directors and executive officers of the Company as a group.

                                             Shares of Common Stock
                                  Amount and
                                   Nature of                      Percent
                                  Beneficial                     of Common
Beneficial Owner                Ownership<F1><F2>                Stock <F3>

Michael W.J. Smurfit<F4>            102,600                          0.1%
Howard E. Kilroy<F4>                 42,300                           --
James E. Terrill<F4>                 18,100                           --
John R. Funke                        16,900                           --
Richard W. Graham                     9,100                           --
Edward F. McCallum                   14,100                           --
Donald P. Brennan<F5>                     0                           --
Alan E. Goldberg<F5>                      0                           --
David R. Ramsay<F5>                       0                           --
G. Thompson Hutton                        0                           --
James R. Thompson                       510                           --
All directors and xecutive officers as
 a group (24 persons)<F4><F5>       273,410                          0.2%

<F1>     Shares shown as beneficially owned include the
         number of shares of Common Stock that executive officers have the right to acquire within 60 days after February 9, 1996 pursuant to exercisable options under the Company's 1992 Stock Option Plan.
<F2>     Shares shown exclude any shares that may be held by
         the Company's Savings Plan.
<F3>     Based upon a total of 110,989,156 shares of Common
         Stock issued and outstanding on March 11, 1996.
<F4>     Excludes shares of Common Stock owned by JS Group,
         which, through its indirect wholly-owned subsidiary SIBV, owns 46.5% of the Common Stock. Dr. Smurfit, Mr. Kilroy and Mr. Terrill own 6.0%, 0.9% and less than 0.1%, respectively, of the outstanding shares of JS Group. Dr. Smurfit is an officer and a director of JS Group and Mr. Kilroy is a director of JS Group.
<F5>     Excludes shares of Common Stock owned by MSLEF II
         Associated Entities.

                           EXECUTIVE COMPENSATION

The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") during 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                 Long Term Compensation
                                                                                                   Awards       Payouts    All Other
                                                         Annual Compensation                   Securities         LTIP      Compen-
                                                                  1997       Other Annual      Underlying      Payouts      ation($)
Name and Principal Position        Year   Salary($)    Bonus($)  Bonus<F1>   Compensation($)    Options(#)       ($)<F2>       <F3>

James E. Terrill, President and    1995   $800,000    $623,919 $        0       $  54,445            0    $        0     $ 35,907
 Chief Executive Officer           1994    678,333     251,029  1,000,000          52,471      319,000       346,604       26,235
                                   1993    440,000           0          0          17,318            0             0       19,545



Michael W.J. Smurfit, Chairman     1995    834,000     650,437          0          30,000            0             0       16,956
 of the Board                      1994    834,000     299,084          0          30,000            0     1,964,088       11,922
                                   1993    832,369           0          0          30,000            0             0       16,775


Richard W. Graham, Senior Vice     1995    405,000     315,931          0          12,115       10,000             0       13,601
 President                         1994    378,667     110,876    475,000           9,270        9,000       173,302        9,937
                                   1993    337,000           0          0           5,215            0             0       10,817


John R. Funke, Vice President      1995    315,000     245,632          0          28,753            0             0       12,663
 and Chief Financial Officer       1994    300,000     107,584    500,000          28,599       29,000       231,069       10,779
                                   1993    300,000           0          0          13,163            0             0       10,167


Edward F. McCallum, Vice President 1995    270,000     115,550          0          46,304        5,000             0       14,564
 and General Manager --            1994    250,000      98,758    375,000          44,770            0        86,651        7,257
 Container Division                1993    250,000      86,169          0          17,597            0             0       12,522

<F1>        Amounts awarded in 1994 pursuant to the Company's 1994 Long-Term Incentive Plan.  These
            awards are not due and payable until April 30, 1997 and may be subject to forfeiture if the executive's employment is terminated, other than for death or disability, prior to such date.

<F2>        Aggregate long-term incentive payment of $7.67 million was made in 1994 prior to consummation of the Company's initial public  offering of Common Stock on May 4, 1994 to a number of the Company's and its affiliates' officers, including the Named Executive Officers and officers of JS Group and its affiliates.  These amounts represent deferred settlement of the cancellation in 1992 of the Company's 1990 Long-Term Management Incentive Plan.  The
            amount paid to the officers of JS Group and its affiliates (exclusive of Dr. Smurfit) was
            $1.69 million.

<F3>        Amounts shown under "All Other Compensation" for 1995 include a $3,500 Company contribution to the Company's Savings Plan for each Named Executive Officer (other than Dr. Smurfit) and
            Company-paid split-dollar term life insurance premiums for Dr. Smurfit ($16,956) and Messrs.
            Terrill ($32,407), Graham ($10,101), Funke ($6,996) and McCallum ($11,064).   Mr. Funke also
            had reportable (above 120% of the applicable federal long-term rate)  earnings equal to
            $2,167  credited to his account under the Company's Deferred Compensation Capital
            Enhancement Plan.

Option Grants in Last Fiscal Year -- The following table provides information concerning stock options granted to the Named Executive Officers during 1995.

                                     OPTION GRANTS IN 1995

                                                                               Potential Realizable Value
                 Number of Sec-    % of Total                                    at Annual Rates of
                 urities Under-  Options Granted  Exercise or                  Stock Price Appreciation
                  lying Options  to employees     Base Price    Expiration    for Option Term $ <F1>
Name                  Granted    in Fiscal Year  ($ Per Share)    Date           5%           10%


James E. Terrill           0          N/A               N/A            N/A       N/A           N/A
Michael W.J. Smurfit       0          N/A               N/A            N/A       N/A           N/A
Richard W. Graham     10,000          7.1%           17.625       2/8/2007   140,270       376,898
John R. Funke              0          N/A               N/A            N/A       N/A           N/A
Edward F. McCallum     5,000          3.5%           17.625       2/8/2007    70,135       188,449


<F1>     The dollar amounts under these columns are the result of calculations at 5% and 10% rates, as set by the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall stock market conditions. No assurance can be made that the amounts reflected in these columns will be achieved.

   Option Exercises and Year-End Value Table -- The following table summarizes the exercise of options and the value of options held by the Named Executive Officers as of the end of 1995.



  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE


                                                                        Number of
                                                                  Securities Underlying            Value of Unexercised
                                 Shares                             Unexercised Options            In-the-Money Options
                               Acquired on       Value            at January 1, 1996 (#)         at January 1, 1996($)<F1>
     Name                      Exercise(#)     Realized($)        Exercisable/Unexercisable      Exercisable/Unexercisable

James E. Terrill                    0              N/A                18,100 / 481,900                  0 / 0
Michael W.J. Smurfit                0              N/A               102,600 / 923,400                  0 / 0
Richard W. Graham                   0              N/A                 9,100 / 100,900                  0 / 0
John R. Funke                       0              N/A                12,100 / 137,900                  0 / 0
Edward F. McCallum                  0              N/A                 9,100 /  86,900                  0 / 0

<F1>    The closing market value of the Common Stock on December 29, 1995 was $9.50 per share. On that date, the exercise prices per share for outstanding options held by the Named Executive Officers ranged from $10.00 to $17.63.

PENSION PLANS

Salaried Employees' Pension Plan and Supplemental Income
Pension Plans

      The Company and its subsidiaries maintain a non-contributory pension plan for salaried employees (the "Pension Plan") and two non-contributory supplemental income pension plans ("SIP I" and "SIP II" and together, the "SIP Plans") for certain key executive officers, under which benefits are determined by final average earnings and years of credited service and are offset by a certain portion of social security benefits. For purposes of the Pension Plan, final average earnings equals the participant's average earnings for the five consecutive highest-paid calendar years of the participant's last 10 years of service, including overtime and certain bonuses, but excluding bonus payments under the Management Incentive Plan, deferred or acquisition bonuses, fringe benefits and certain other compensation. For purposes of each SIP, final average earnings equals the participant's average earnings, including bonus payments made under the Management Incentive Plan, for the five consecutive highest-paid calendar years of the participant's last 10 years of service. SIP I recognizes up to 20 years of credited service and SIP II recognizes up to 22.5 years of credited service.

      The pension benefits for the Named Executive Officers can be calculated pursuant to the following table, which shows the total estimated single life annuity payments that would be payable to the Named Executive Officers participating in the Pension Plan and one of the SIP Plans after various years of service at selected compensation levels. Payments under the SIP Plans are an unsecured liability of the Company.

                                                      SIP I Participants
                                               Annual Benefits (Single Life Annuity)
                                                 Upon Final Retirement with Final
                                                    Years of Service Indicated
      Remuneration                           (Prior to Adjustment for Social Security)
 Final Average Earnings                      5 years          10 years           15 years           20 years
 $ 200,000 . . . . . . . . . . . . . . . .  $ 25,000          $ 50,000           $ 75,000         $  100,000
   400,000 . . . . . . . . . . . . . . . .    50,000           100,000            150,000            200,000
   600,000 . . . . . . . . . . . . . . . .    75,000           150,000            225,000            300,000
   800,000 . . . . . . . . . . . . . . . .   100,000           200,000            300,000            400,000
 1,000,000 . . . . . . . . . . . . . . . .   125,000           250,000            375,000            500,000
 1,200,000 . . . . . . . . . . . . . . . .   150,000           300,000            450,000            600,000
 1,400,000 . . . . . . . . . . . . . . . .   175,000           350,000            525,000            700,000
 1,600,000 . . . . . . . . . . . . . . . .   200,000           400,000            600,000            800,000
 1,800,000 . . . . . . . . . . . . . . . .   225,000           450,000            675,000            900,000
 2,000,000 . . . . . . . . . . . . . . . .   250,000           500,000            750,000          1,000,000

                                                       SIP II Participants
                                             Annual Benefits (Single Life Annuity)
                                               Upon Final Retirement with Final
                                                    Years of Service Indicated
 Remuneration                            (Prior to Adjustment for Social Security)
 Final Average
 Earnings                     5 years          10 years          15 years          20 years           22.5 years
$  200,000 . . . . . . . . .   $ 20,000        $ 40,000          $ 60,000        $   80,000           $ 90,000
   400,000 . . . . . . . . .     40,000          80,000           120,000           160,000            180,000
   600,000 . . . . . . . . .     60,000         120,000           180,000           240,000            270,000
   800,000 . . . . . . . . .     80,000         160,000           240,000           320,000            360,000
 1,000,000 . . . . . . . . .    100,000         200,000           300,000           400,000            450,000
 1,200,000 . . . . . . . . .    120,000         240,000           360,000           480,000            540,000
 1,400,000 . . . . . . . . .    140,000         280,000           420,000           560,000            630,000
 1,600,000 . . . . . . . . .    160,000         320,000           480,000           640,000            720,000
 1,800,000 . . . . . . . . .    180,000         360,000           540,000           720,000            810,000
 2,000,000 . . . . . . . . .    200,000         400,000           600,000           800,000            900,000

       Dr. Smurfit participates in SIP I and has 40 years of credited service. SIP II became effective January 1, 1993, and Messrs. Terrill, Graham, Funke and McCallum participate in such plan and have 24, 37, 19 and 25 years of credited service, respectively. Current average earnings as of December 31, 1995 for each of the Named Executive Officers are as follows: Dr. Smurfit ($1,069,000); Mr. Terrill ($673,000); Mr. Graham ($383,000); Mr. Funke ($353,000); and
Mr. McCallum ($309,000).

                     REPORT OF THE COMPENSATION COMMITTEE
                          AND APPOINTMENT COMMITTEE ON
                             EXECUTIVE COMPENSATION

       The Compensation Committee (the "Committee") consists of three members of the Company's Board of Directors who are not employees of the Company and who have no interlocking relationships requiring disclosure. The Appointment
Committee consists of four members of the Company's Board of Directors, two of whom are current officers or employees of the Company (see below). These committees oversee the administration of executive compensation programs and determine the compensation of the executive officers, including the Named Executive Officers. See "Board and Board Committee Meetings, Committee Functions and Composition" above for a description of the allocation of responsibilities between these committees.

       The goals of the Company's executive compensation program are to attract, retain and motivate qualified executives with outstanding abilities; to tie a significant portion of the overall compensation of executive officers to the Company's profitability; and to seek to enhance the Company's profitability by aligning the interests of executive officers with those of the Company's stockholders.

       In determining base salaries for each of the Named
Executive Officers, as well as other executive officers, consideration is given to national and local salary surveys and the results of an informal, internal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size.

       The Company's executive officers, as well as other key employees of the Company, participate in an annual management incentive plan (the "MIP"), with awards based upon the attainment of pre-established goals and profit targets for the Company. The MIP has been operated historically in substantially the same manner as the Management Incentive Plan being presented for stockholder approval.

       Each fiscal year the Committee considers the desirability of granting awards under the Company's 1992 Stock Option Plan to executive officers, including the Named Executive
Officers. In determining the amount and nature of awards under the Plan to executive officers other than the Chief
Executive Officer, the Committee takes into account the respective scope of accountability, strategic and operational goals, and anticipated performance requirements and contributions of each executive officer. Stock options awarded to the Chief Executive Officer are established separately. The Committee believes that past grants of stock options have successfully focused the Company's senior management on building profitability and shareholder value.

       Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1,000,000 per person a publicly held corporation's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance-based" within the meaning of Section 162(m).
Section 162(m) does not apply to the Company for the 1995 tax year because the Company is not "publicly held" as defined for this purpose in the Code. The Company has historically set compensation and bonuses based upon performance, and the Company intends to continue this practice. At such time as
Section 162(m) becomes applicable to the Company, the committees will, in general, seek to qualify compensation paid to its executive officers for deductibility under
Section 162(m) although the committees believe it is appropriate to retain the flexibility to authorize payments of compensation that may not qualify for deductibility if, in the committees' judgment, it is in the Company's best interest to do so. The Management Incentive Plan described under Proposal 3 - "Adoption of Management Incentive Plan" is intended to be a qualified performance-based compensation program under Section 162(m).

CEO Compensation

       Mr. Terrill's salary as the Chief Executive Officer was set by the Appointment Committee. Mr. Terrill's salary was based on an informal review of salaries paid to officers with comparable qualifications, experience and responsibilities at other companies of similar size. Based on this assessment, the Chief Executive Officer was awarded a base salary for 1995 of $800,000. Pursuant to the terms of the 1995 MIP, he received a performance based incentive award of $623,919 for 1995.

       The Appointment Committee undertakes the responsibility for reviewing the salary level and the overall compensation of the Chief Executive Officer based upon a periodic review of peer group companies, the performance of the Company in relation to its peers and the performance of the individual. The evaluation recognizes the major role of the Chief Executive Officer in strategic initiatives to be accomplished by the Company, including cost savings measures instituted under the tenure of the Chief Executive Officer; growth in the market price for the Company's securities; and favorable corporate developments for increased sales volume. Mr. Terrill abstains from votes concerning his own compensation.

       Submitted by the Compensation Committee and the Appointment Committee of the Company's Board of Directors.

     Compensation Committee           Appointment Committee
     D.P. Brennan                     M.W.J. Smurfit
     A.E. Goldberg                    H.E. Kilroy
     D.R. Ramsay                      J.E. Terrill
                                      A.E. Goldberg



       APPOINTMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The following two members of the Appointment Committee are officers or employees of the Company: Michael W.J. Smurfit and James E. Terrill.

                  STOCK PERFORMANCE GRAPH

       The graph below compares the cumulative total stockholder return on the Common Stock, the S&P 500 Index, the index of a peer group of paper companies used in the Company's Proxy Statement dated March 21, 1995 (the "1995 Peer Group") and an index of a newly defined peer group of paper companies (the "1996 Peer Group"), for the period from May 4, 1994, the date on which the Common Stock commenced trading on the Nasdaq
Stock Market, until December 31, 1995. The 1996 Peer Group index comprises the following 11 medium to large sized companies whose primary business is the manufacture and sale of paper products: Chesapeake Corporation, Gaylord Container Corporation, Georgia Pacific Corporation, International
Paper, Rock-Tenn Company, Sonoco Products Company, Stone Container Corporation, Temple-Inland Inc., Union Camp Corporation, Weyerhaeuser Company and Willamette Industries, Inc. The 1995 Peer Group included Federal Paper Board
Company, Inc., and Caraustar Industries, Inc., and excluded Georgia Pacific Corporation, International Paper and Weyerhaeuser Company. The revisions to the peer group in 1996 were desirable, in the Company's view, in order to make the peer group list more representative of the Company's lines of business. The graph assumes the value of the investment in the Common Stock and each index was $100.00 at May 4, 1994 and that all dividends were reinvested.



                           Cumulative Total Return
                   (from May 4, 1994 to December 31, 1995)

                             [PERFORMANCE GRAPH]



                             May 4, 1994  December 31, 1994  December 31, 1995
Jefferson Smurfit Corporation   $100.00          $130.77         $ 73.08
S&P 500 Index                    100.00           105.91          145.71
1995 Peer Group                  100.00           113.77          127.18
1996 Peer Group                  100.00           109.21          116.41

                            CERTAIN TRANSACTIONS


       Net sales by the Company to JS Group, its subsidiaries and affiliates were $44 million for the year ended December 31, 1995. Net sales by JS Group, its subsidiaries and affiliates to the Company were $108 million for the year ended December
31, 1995. Product sales to and purchases from JS Group, its subsidiaries and affiliates were consummated on terms generally similar to those prevailing with unrelated parties.

       The Company provides certain subsidiaries and affiliates of JS Group with general management and elective management services under separate management services agreements. The services provided include, but are not limited to, management information services, accounting, tax and internal auditing services, financial management and treasury services, manufacturing and engineering services, research and development services, employee benefit plan and management services, purchasing services, transportation services and marketing services. In consideration of general management services, the Company is paid a negotiated fee, which amounted to approximately $1 million for 1995. In consideration for elective services provided in 1995, the Company received reimbursements of approximately $3 million in 1995. In addition, the Company paid JS Group and its affiliates less than $1 million in 1995 for certain other services.

       In October 1991, an affiliate of JS Group completed a rebuild of the No. 2 paperboard machine owned by it, located in Jefferson Smurfit Corporation (U.S.)'s ("JSC (U.S.)") Fernandina Beach, Florida paperboard mill (the "Fernandina Mill"). Pursuant to the Fernandina Operating Agreement, JSC (U.S.) operates and manages the machine, which is owned by a subsidiary of SIBV. As compensation to JSC (U.S.) for its services, the affiliate of JS Group agreed to reimburse JSC (U.S.) for production and manufacturing costs directly attributable to the No. 2 paperboard machine and to pay JSC (U.S.) a portion of the indirect manufacturing, selling and administrative costs incurred by JSC (U.S.) for the entire Fernandina Mill. The compensation is determined by applying various formulas and agreed upon amounts to the subject costs. The amounts reimbursed to JSC (U.S.) totaled $57.0 million in 1995.

The Registration Rights Agreement

       Pursuant to the Registration Rights Agreement, dated as of May 3, 1994, among MSLEF II, SIBV, the Company and certain other parties (the "Registration Rights Agreement"), each of MSLEF II and SIBV have certain rights, upon giving a notice as provided in the Registration Rights Agreement, to cause the Company to use its best efforts to register under the Securities Act of 1933 the shares of Common Stock owned by MSLEF II (including its partners) and certain other entities (including their affiliates) and certain shares of Common Stock owned by SIBV and its affiliates. Under the terms of the Registration Rights Agreement, the Company may not effect a common stock registration for its own account until the earlier of (i) such time as MSLEF II shall have effected two demand registrations and (ii) July 31, 1996. The
Registration Rights Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification and contribution granted by parties thereunder in connection with the registration of Common Stock subject to such agreement.

The Stockholders Agreement

       Pursuant to the Stockholders Agreement, dated as of May 3, 1994, among MSLEF II, SIBV, the Company and certain other parties, SIBV and the MS Holders (as defined in the Stockholders Agreement) shall vote their shares of Common Stock subject to the Stockholders Agreement to elect as directors of the Company a certain number of individuals selected by SIBV and a certain number of individuals selected by MSLEF II, with such numbers varying depending on the amount of Common Stock collectively owned by the MS Holders, the amount of Common Stock owned by SIBV and the magnitude of the Initial Return (as defined in the Stockholders Agreement) received by the MS Holders on their investment of Common Stock. Currently, the Company's Board of Directors consists of four directors selected by MSLEF II (one of whom is not affiliated with MSLEF II or the Company) and four directors selected by SIBV (one of whom is not affiliated with SIBV or the Company). Pursuant to the Stockholders Agreement, SIBV and MSLEF II have agreed to ensure the Board of Directors will consist of only eight directors (unless they otherwise agree). Depending on the amount of Common Stock collectively owned by the MS Holders and the magnitude of the Initial Return received by the MS Holders on their investment of Common Stock, approval of certain specified actions of the Board shall require certain approval as specified in the Stockholders Agreement.



            PROPOSAL 2 - RATIFICATION OF APPOINTMENT
                    OF INDEPENDENT AUDITORS


       Upon the recommendation of the Company's Audit Committee, Ernst & Young LLP, independent auditors of the Company since July 1982, have been appointed by the Board of Directors of the Company as independent auditors for the Company for the fiscal year ending December 31, 1996. This selection is being presented to the stockholders for ratification. The
Board of Directors of the Company recommends a vote FOR ratification. The persons named on the enclosed proxy card intend to vote the proxies solicited hereby FOR ratification unless specifically directed otherwise on such proxy card.

       Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and such representatives are expected to be available to respond to appropriate questions.



       PROPOSAL 3--ADOPTION OF MANAGEMENT INCENTIVE PLAN

General

       The stockholders are being asked to consider and approve the Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (the "Plan"), as described herein. The Plan became effective upon its adoption by the Board on February 8, 1996, subject to approval of the Company's stockholders. The purposes of the Plan are to attract and retain highly qualified employees by providing appropriate performance-based incentive awards and to align employee and stockholder interests by creating a direct link between employee compensation and the success of the Company. Additional purposes of the Plan are to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as from time to time amended ("Rule 16b-3"), and to serve as a qualified performance-based compensation program under Section 162(m) of the Code.

       Section 162(m) limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the following individuals who are employed as of the end of the corporation's tax year:
the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement ("Covered Employees"). Compensation that qualifies as "performance-based" compensation is, however, exempt from the $1 million deductibility limitation. In order for compensation granted pursuant to the Plan to qualify for this exemption, among other things, the material terms under which the compensation is to be paid must be disclosed to and approved by stockholders in a separate vote prior to payment, and the compensation must be paid solely on account of the attainment of preestablished, objective performance goals.

       Approximately 550 key employees of Jefferson Smurfit
Corporation (U.S.) and its subsidiaries and affiliates, including the Company (collectively, "JSC"), may be eligible to participate in the Plan, 19 of whom are executive officers of the Company.

       The description of the Plan set forth herein is qualified in its entirety by reference to the text of the Plan as set forth in Appendix A.

Description of Plan

       Eligibility. Certain key executives of JSC designated by the Committee will be eligible to participate in the Plan.

       Administration. The Plan will be administered by the Management Incentive Plan Committee, which shall be the Compensation Committee of the Board of Directors (the "Committee"). The Committee will consist of two or more persons each of whom is a "disinterested person" within the meaning of Rule 16b-3 and an "outside director" within the meaning of Section 162(m). The Committee will have the authority, in its sole discretion, to administer the Plan and may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee may delegate to one or more of its members or to one of more agents such administrative duties as it may deem advisable, including the authority for handling day-to-day operations of the Plan.

       Performance Goal Attainment Required for Award Payment.
The Plan provides for the payment of annual awards to participants if, and only to the extent that, performance goals established by the Committee are met.

       Performance Goals. The Committee establishes performance goals expressed in terms of the achievement by the Company and/or its divisions or other operational segments of any one or more of the following performance measures: earnings, earnings per share, earnings from operations, specified operational objectives, return on equity, return on assets or the extent of increase or decrease of any one or more of the foregoing over a specified period. Performance goals will include a threshold level of performance below which no award payment will be made and levels of performance at which specified percentages of the target award will be paid, and may also include a maximum level of performance above which no additional award will be paid. The performance measure or measures and the performance goals established by the Committee with respect thereto may be different with respect to different plan years and different goals may be applicable to different divisions or other operational segments. The Committee may reduce or eliminate a participant's award if it reasonably believes that the participant's actions or failure to act constitute "cause" (as defined in the Plan).

       Awards. A participant's award for each year will be made in shares of the Company's common stock, in cash, or in a combination of the Company's common stock and cash, at the discretion of the Company. A target award is established during the first quarter of each year, expressed as a percentage of a specified measure of corporate profitability in excess of a specified threshold level of performance. In addition, the Committee may establish a maximum percentage of salary to be paid to any participant in any plan year and may provide that excess amounts will be carried over to subsequent years.

       Termination of Employment. The Plan provides for the payment of annual awards only if a participant is employed by JSC on the last day of the Company's fiscal year; provided, however, that a prorated award (based upon the portion of the applicable plan year that has elapsed at the time of the termination of employment) will be paid to participants whose employment is terminated prior to the last day of the Company's fiscal year by JSC without "cause" or by reason of death, "disability" or "retirement" (as defined in the Plan). In the case of a prorated award, the form of payment will be entirely in cash unless the participant requests to be paid in shares of the Company's common stock. If a participant quits or is terminated by JSC for "cause" prior to the date on which the payment of awards is made, the participant will forfeit all claims to unpaid amounts earned or otherwise due under the Plan.

       Limitation of Committee's Discretion. The Committee may not, in its discretion, increase the amount of the award payable to a Covered Employee upon attainment of a performance goal and the amount of such award cannot exceed
$3,500,000.

       Committee Certification of Performance Goal Attainment.
Before any awards for a particular year can be paid to Covered Employees, the Committee must certify the extent to which performance goals and any other material terms were satisfied.

       Amendments to or Discontinuance of Plan. The Board may from time to time amend, suspend or discontinue the Plan; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 or Section 162(m) will be effective unless it receives the requisite stockholder approval. In addition, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. No amendment shall, however, affect adversely any of the rights of any participant, without such participant's consent, under any award theretofore granted under the Plan.

       Shares. The aggregate number of shares of the Company's common stock that may be issued under the Plan is 5,000,000, which number may be adjusted in the event of certain corporate events specified in the Plan, provided, however, that no more than one percent of the issued and outstanding shares of the Company's common stock will be distributed under the Plan in any one fiscal year. Such shares may be set aside out of the authorized but unissued shares not reserved for any other purpose or out of shares held in or acquired for the treasury of the Company.

       Benefits under the Plan. Inasmuch as benefits under the Plan will be determined by the Committee and performance goal criteria may vary from year to year, benefits to be paid under the Plan are not determinable at this time. Bonuses granted to Named Executive Officers under the 1995 Management Incentive Plan (the "1995 Plan"), which is similar to the Plan, are set forth above under "Executive Compensation."
Under the 1995 Plan, bonuses awarded for the last fiscal year were as follows: to all executive officers as a group, $3,320,165; to all nonemployee directors as a group, $0; to all other employees as a group, $13,483,715.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

OTHER MATTERS

       Management does not know of any other business which may
be considered at the Annual Meeting.   However, if any
matters other than those referred to above should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.


       The entire expense associated with preparing, assembling and mailing this Proxy Statement and with the solicitation of proxies by the Board of Directors of the Company will be borne by the Company. In addition to solicitation of proxies by mail, the directors, officers and employees of the Company may solicit proxies for use at the Annual Meeting by personal interview, by telephone or by telegraph. Directors, officers and other employees of the Company will receive no additional compensation for soliciting such proxies for use at the Annual Meeting. It is anticipated that the telephone and telegraph charges so incurred will be minimal.

STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

       Stockholder proposals submitted for inclusion in the proxy statement for the 1997 Annual Meeting of Stockholders must be received at the corporate offices of the Company, addressed to the attention of Mr. Michael E. Tierney, Secretary,
Jefferson Smurfit Corporation, 8182 Maryland Avenue, St.
Louis, Missouri 63105 no later than December 1,  1996.

                                     By Order Of The Board Of Directors



                                      MICHAEL E. TIERNEY
                                      Secretary



April 1, 1996

                                Appendix A

                       JEFFERSON SMURFIT CORPORATION (U.S.)
                            MANAGEMENT INCENTIVE PLAN


1.     Purposes.

       The purposes of the Jefferson Smurfit Corporation (U.S.) Management Incentive Plan (the "Plan") are to attract and retain highly qualified employees by providing appropriate performance-based incentive awards and to align employee and stockholder interests by creating a direct link between employee compensation and the success of the Company. Additional purposes of the Plan are to satisfy the requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as from time to time amended ("Rule 16b-3"), and to serve as a qualified performance-based compensation program under Section 162(m) of the Internal Revenue Code of 1986, as amended (the
"Code"), in order to maximize the Company's tax deduction for compensation paid under the Plan to Covered Employees. The Plan shall be effective when adopted by the Board of Directors (the "Board") of Jefferson Smurfit Corporation ("JSC"), subject to the approval of the shareholders of JSC.

2.     Definitions.

       The following terms, as used herein, shall have the following meanings:

       (a) "Annual Base Salary" shall mean the annual rate of base salary of a Participant as in effect as of the first day of the Plan Year, without regard to any optional or mandatory deferral of base salary pursuant to a salary deferral arrangement.

       (b) "Award" shall mean any annual incentive bonus award granted pursuant to the Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year.

       (c) "Award Date" shall mean the date on which the price per Share is set for purposes of determining the number of Shares to be distributed with respect to the portion of any Award paid in Stock.

       (d) "Cause" shall mean a plea of guilty or nolo contendere by the Participant, or conviction of the Participant, for a felony; a willful failure by the Participant to perform his or her assigned duties; or the determination by the Committee in its sole discretion that the Participant has engaged in misconduct that results in demonstrable damage to JSC, monetarily or otherwise.

       (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

       (f)  "Committee" shall mean the "Management Incentive
Plan Committee", which shall be the Compensation Committee of the Board.

       (g)  "Company" shall mean Jefferson Smurfit Corporation
(U.S.), a Delaware corporation, and its subsidiaries and affiliates.

       (h) "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code (or any successor provision).

       (i) "Disability" shall mean the total and permanent incapacity of a Participant to perform the usual duties of his employment with the Company. Such incapacity shall be deemed to exist when so declared by, and in the sole discretion of, the Committee, supported by the written opinion of at lease one physician acceptable to the Committee, after the expiration of at least 120 days from the date of the inception of the incapacity.

       (j) "Participant" shall mean an employee of the Company or a subsidiary or affiliate thereof who is eligible to participate herein pursuant to Section 3 of the Plan.

       (k) "Performance Goals" shall mean the criteria and objectives that must be met by the Company and/or its divisions or other operational segments during the Plan Year as a condition of the Participant's receipt of payment with respect to an Award, as described in Section 4 hereof.

       (l)  "Plan" shall mean the Jefferson Smurfit Corporation
(U.S.) Management Incentive Plan.

       (m) "Plan Year" shall mean each fiscal year of the Company, commencing with the Company's fiscal year beginning on January 1, 1995.

       (n) "Shares" shall mean shares of the common stock of JSC, par value $0.01.

3.     Eligibility.

       Certain key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan.

4.     Performance Goals.

       The Committee shall establish Performance Goals expressed in terms of the achievement of any one or more of the following performance measures by the Company and/or its divisions or other operational segments: earnings, earnings per share, earnings from operations, specified operational objectives, return on equity, return on assets or the extent of increase or decrease of any one or more of the foregoing over a specified period. Performance Goals shall include a threshold level of performance below which no Award payment shall be made and levels of performance at which specified percentages of the target Award shall be paid, and may also
(but need not) include a maximum level of performance above which no additional Award shall be paid. The performance measure or measures and the Performance Goals established by the Committee with respect thereto may (but need not) be different with respect to each Plan Year, and different goals may (but need not) be applicable to different divisions or other operational segments.

5.     Awards.

       (a) In General. For each Plan Year, the Committee shall specify the Performance Goals applicable to Participants (by group or class) for such Plan Year and the amount of, or the formula for determining, the target Award for Participants with respect to such Plan Year.  A target award is
established during the first quarter of each year, expressed as a percentage of a specified measure of corporate profitability in excess of a specified threshold level of
performance.   Except as set forth in paragraph (e) of this
Section 5, payment of an Award for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company on the Award Date.
The actual amount of the Award payable under the Plan shall be determined as a percentage of the Participant's target
Award, which percentage shall vary depending upon the extent to which the Performance Goals have been attained. The Committee may (but need not) establish a maximum amount or percentage of specified profits to be allocated in the aggregate to Awards in any Plan Year. The Committee may reduce or eliminate an award to which a Participant is otherwise entitled upon its reasonable belief that the Participant's actions or failure to act constitute Cause.

       (b)  Special Limitation on Certain Awards.
Notwithstanding anything to the contrary contained in this
Section 5, the Award for each Covered Employee under the Plan in any Plan Year may not exceed $3,500,000. In addition, the Committee may (but need not) establish a maximum percentage of Annual Base Salary to be paid to any Participant in any Plan Year and may (but need not) provide that excess amounts shall be carried over to subsequent years.

       (c) Time of Payment. Unless otherwise determined by the Committee, or except as provided herein, all payments in respect of Awards granted under this Section 5 shall be made within a reasonable period after the end of the Plan Year, but in no event later than March 15. In the case of Participants who are Covered Employees, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee.

       (d) Form of Payment. Subject to the provisions of paragraph (e) of this Section 5, payment of a Participant's Award for any Plan Year shall be made in Shares, in cash, or a combination of Shares and cash, at the discretion of the Company.

       (e) Termination of Employment. In the event that, prior to the last day of the Plan Year, the employment of a Participant is terminated (1) by the Company without Cause, or (2) by Death, Disability or Retirement, such Participant's Award shall be prorated on the basis of the months and fractional parts thereof during which such Participant shall have been employed by the Company during such Plan Year and, in such case, the form of payment shall be entirely in cash unless the Participant requests Shares. Except as otherwise determined by the Committee, in the event that, prior to the date on which the payment of Awards is made, a Participant
(1) quits or resigns or (2) is terminated by the Company for Cause, such Participant shall forfeit all claims to unpaid amounts earned or otherwise due under the Plan, including any carry-over amounts, (even if such termination occurs subsequent to the last day of a Plan Year).

6.     Shares.

       The aggregate number of Shares that may be issued under the Plan shall be 5,000,000; provided, however, that no more than one percent of the issued and outstanding Shares may be distributed under the Plan in any one fiscal year. Such number of Shares may be set aside out of the authorized but unissued Shares not reserved for any other purpose or out of Shares held in or acquired for the treasury of JSC. If the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of share or other securities of JSC or of another corporation (whether by merger, reverse split, combination of shares, or otherwise) or if the number of Shares shall be increased through the payment of a share dividend, there shall be substituted for or added to each Share theretofore appropriated the number and kind of shares or other securities into which each outstanding Share shall be so changed, or for which each Share shall be exchanged, or to which each Share shall be entitled, as the case may be.

7.     Administration.

       The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any Award; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, except as otherwise provided herein; to adjust compensation payable upon attainment of Performance Goals; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

       The Committee shall at all times consist of two or more persons each of whom is "disinterested" within the meaning of Rule 16b-3 and an "outside director" within the meaning of
Section 162(m) of the Code. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, including the authority for handling day-to-day operations of the Plan, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

       No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

8.     General Provisions.

       (a) Compliance with Legal Requirements. The Plan and the granting of Awards, and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

       (b) Restrictions. Each Award payable in Shares under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the registration, qualification or exemption from registration of the Shares subject or related thereto under any state of federal law, or
(b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an Award with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the payment of such Award, payment of such Award shall not be made in Shares unless such registration, qualification, exemption, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee, or, at the discretion of the Committee, shall be made in such modified form as the Committee shall determine.

       (c) No Right To Continued Employment. Nothing in the plan or in any Award granted shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant's employment.

       (d) Withholding Taxes. The Company shall deduct from all cash payments and distributions under the Plan any taxes required to be withheld by federal, state or local governments, and, if such cash payments and distributions are insufficient for this purpose, shall require the Participant to pay to the Company any additional amounts required to be withheld.

       (e) Amendment and Termination of the Plan. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires stockholder approval in order for the Plan to continue to comply with Rule 16b-3 or Code Section 162(m) shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company. Additionally, the Committee may make such amendments as it deems necessary to comply with other applicable laws, rules and regulations. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant's consent, under any Award theretofore granted under the Plan.

       (f) Participant Rights. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.

       (g) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive compensation.
With respect to any payments which at any time are not made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

       (h) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

       (i) Effective Date. The Plan shall take effect upon its adoption by the Board, but the Plan (and any grants of Awards made prior to the stockholder approval) shall be subject to the requisite approval of the stockholders of JSC. In the absence of such approval, such Awards shall be null and void.

       (j) Interpretation. The Plan is designed and intended to comply with Rule 16b-3 and Section 162(m) of the Code, to the extent applicable, and all provisions hereof shall be construed in a manner to so comply.